Exhibit 99.1

NEWS RELEASE
5847 San Felipe, Suite 3300• Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham
Louis A. Raspino
(713) 789-1400

Pride International Reports Approximately $300 million Debt Reduction

     Houston, Texas, January 10, 2005 - Pride International, Inc. (NYSE: PDE) announced today that it reduced outstanding debt during the fourth quarter of 2004 by approximately $260 million, of which approximately $70 million was attributable to previously announced asset sales. Success in the Company’s efforts to reduce working capital, as well as cash flow from operations, accounted for approximately $190 million of debt repayment during the quarter. For the full year 2004, the Company repaid approximately $300 million in debt, including approximately $70 million from asset sales.

     Paul A. Bragg, the Company’s President and Chief Executive Officer stated, “We are pleased with the recent significant progress in our debt reduction program. By maintaining our intense focus on balance sheet management, along with our anticipation of additional asset sales, we remain optimistic that we will achieve our debt repayment target of a total of $400 million in the near future.”

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 323 rigs, including two ultra-deepwater drillships, 10 semisubmersible rigs, 32 jackup rigs, and 32 tender-assisted, barge and platform rigs, as well as 247 land rigs.

     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.